Exhibit 10.17
TENNESSEE VALLEY AUTHORITY EXECUTIVE LONG-TERM INCENTIVE PLAN
Note About This Exhibit 10.17
     In order to focus on the goal of reducing TVA’s total financing obligations, the Executive Long-Term Incentive Plan (“ELTIP”) administratively functioned in a manner similar to an annual incentive plan with awards made and targets set with respect to a one year period and with payments made in the first quarter of the following fiscal year. ELTIP awards made in the performance cycle ending in 2006 were based solely on the reduction of TVA’s total financing obligations in 2006,
     In this Exhibit 10.17, the term “base compensation” has the same meaning as the term “salary plus additional annual compensation” has in the Annual Report to which this exhibit relates. In addition, the term “additional annual compensation” as used in the Annual Report is synonymous with “applicable deferred compensation” and “Deferred Compensation” as those terms are used in this Exhibit 10.17. Also, all references made to the Executive Compensation Review Committee in this Exhibit 10.17 are obsolete since the committee no longer exists.

TENNESSEE VALLEY AUTHORITY
EXECUTIVE LONG-TERM INCENTIVE PLAN
PURPOSE
The Executive Long-Term Incentive Plan (ELTIP) is designed to provide Manager/Specialist employees in “especially critical” positions with incentive opportunities based on successful achievement of established financial and/or operational goals measured over a multi-year period. The plan, in conjunction with base compensation and annual incentive compensation, provides total direct compensation opportunities similar to those found at competing companies.
EFFECTIVE DATE
The Executive Long-Term incentive Plan follows three-year performance cycles. Each year of the performance cycle follows TVA’s fiscal year (October 1 through September 30). A new three-year performance cycle begins at the start of each fiscal year. The Plan will be effective in fiscal year 1999.
PARTICIPATION
Participation is limited to Executives in “especially critical” positions who have the ability to directly impact TVA’s long-term strategic objectives. Participants must be approved by the Board of Directors.
PERFORMANCE CYCLE
Each performance cycle extends for a period of three consecutive fiscal years.
A new performance cycle begins at the start of each TVA fiscal year.
An example of the three-year performance cycle with overlapping cycles is illustrated below:

Performance Cycle	FY 1999	FY 2000	FY 2001	FY 2002	FY 2003
1 - FY99				$
2 - FY00					$
3 - FY01						$
PERFORMANCE GOALS AND MEASURES
Performance goals and measures are established at the beginning of each performance cycle and measured over the three-year period.
The performance measures focus primarily on the achievement of TVA’s long-term financial and/or operational goals.
Performance goals and measures require approval by the Board of Directors prior to the beginning of the performance cycle for which they are established.

AWARD OPPORTUNITY
Award opportunities are based on market data, level of responsibility, and relationship with other TVA positions in order to ensure a consistent approach among TVA organizations.
Award opportunity targets are established for each position. The basis of the target award opportunity is a percentage of the participant’s base compensation (salary plus any applicable deferred compensation), which is established based on the participant’s position within TVA.
An award opportunity target is established for each participant at the beginning of each performance cycle and may be adjusted with Board approval.
The following guidelines for determining long-term incentive award opportunity targets have been established under this plan:
Long-Term Award Opportunity Target Guideline

Award Opportunity Target Maximum
Position	(Percentage of Base Compensation)
President & COO / Chief Officers / General Counsel	15% – 30%

Executive VP	10% – 25%

Senior VP / Vice President	5% – 15%

Other Participants	5% – 10%
The award opportunity is the amount of targeted award for a targeted level of performance. Actual awards may vary based on level of performance and achievements.
LTIP PHASE-IN
The LTIP will be phased-in during fiscal years 1999 and 2000. The following additional performance cycles will be established during the phase-in period:

	Length of	Maximum
Performance Cycle	Performance Cycle	Target Opportunity	Award Payment
FY 1999 Phase-in	one year	10%	1st quarter FY 2000
FY 2000 Phase-in	one year	15%	1st quarter FY 2001
During the phase-in period, goals and award opportunity targets will be established for each participant for each performance cycle by the Board of Directors. At the end of each performance cycle the Board of Directors will approve awards based on the achievement of goals.

AWARD DETERMINATION
Final awards are based on achieved level of performance compared to established goals throughout the performance cycle and the award opportunity target. Actual awards are based on participants’ base compensation at the end of the performance cycle.
AWARD ELIGIBILITY
A participant must be a full-time employee at the end of the performance cycle in order to be eligible to receive an award.
An employee who has been a participant for the entire performance cycle (three fiscal years) will be eligible to receive a full award.
An employee designated as a participant at a time other than the beginning of a performance cycle will be eligible to receive a prorated award based on the number of months he/she has been a participant in the performance cycle (which started at the beginning of the fiscal year in which they became a participant).
Participants will receive a prorated award for each performance cycle (in which they are a participant) if employment is terminated due to death, disability, or normal retirement.
AWARD PAYMENTS
Awards are paid in a lump sum during the first quarter of the next fiscal year following each performance cycle.
In the event of termination due to death, disability, or normal retirement, the award will be valued and paid within 90 days of termination. The award will be prorated to reflect actual participation.
DEFERRED OPTION
Participants may elect to defer all or a portion of their Executive Long-Term Incentive Plan award to MISRIP in accord with the following conditions:
•	Deferral election must be made prior to the beginning of the performance cycle.

•	The election must be made in 25% increments of the actual award and is irrevocable.
PLAN ADMINISTRATION

The Board of Directors have final approval of all Plan participants, performance goals and measures, award opportunity targets, and award payments.

The Executive Compensation Review Committee will review and recommend participants and award opportunity targets.

The Plan will be administered by the Senior Vice President, Human Resources.

The Senior Vice President, Human Resources will be responsible for:
•	Establishing the process for goal setting, performance measurement, reporting progress toward goals, performance achievement, and award determination.

•	Developing and implementing a transition plan.

•	Developing additional procedures as necessary to implement the Executive Long-Term Incentive Plan.
Corporate Human Resources will develop and interpret rules for the administration of the Plan.
TERMINATION OR AMENDMENT OF THE PLAN
The Board of Directors may at any time modify, suspend, terminate, or amend the Plan in whole or in part.
DEFINITION OF TERMS

Award Opportunity Target	Award opportunity expressed as a percent of the participant’s base compensation at the beginning of a performance cycle.

Base Compensation	Salary plus Deferred Compensation (i.e. annual MISRIP excluding any contributions received as part of a deferred option and /or Long-term Deferred, if applicable).

Deferred Compensation	Compensation that is deferred and paid at a future date.

Especially Critical	A position designated by the Board of Directors as one which has the ability to significantly impact the financial, and/or operational objectives critical to TVA’s overall success.

Executives	Officers or other high level Managers and Specialists responsible for establishing business vision, strategic direction and policy, or whose decisions have major impact on TVA or operations of business units. Incumbents report to the Board of Directors, head of an organization (CAO, COO, CFO, GC) or head of a major organizational unit (CNO, TPS, CS&M, etc). Positions of like size in the relevant labor market are generally titled President, Chief Officer, Vice President, Senior Executive (or similar titles), or receive total compensation at a level that makes participation in the Executive Compensation Plan appropriate, Employees in the “Officer / Executive” pay band are executives. Designation of Executives is approved by the Board of Directors.

Executive Compensation Review Committee	A Committee established by the Board of Directors of TVA to provide additional oversight of executive compensation.

Normal Retirement	Retirement at age 62 or older.

Participant	Employee designated by the Board of Directors to be eligible to receive an award under the Executive Long-Term Incentive Plan.

Performance Cycle	In accordance with the ELTIP, a three-year period of time during which performance is measured for the purpose of awarding incentives.

Performance Goal(s)	The long-term strategic goal(s) against which performance will be measured.

Performance Measures	The specific business indicator where performance will be measured against the performance goal(s).

Prorated Award	Method used to determine the award amount for an employee not eligible to receive a full award. For purposes of the ELTIP, pro-ration is based on the number of months an executive has participated in a given performance cycle divided by 36. Any partial month is considered a full month.

Total Annual Compensation	Term used by TVA that includes Base Compensation plus Annual incentive.

Total Direct Compensation	Term used by TVA that includes Base Compensation plus Annual Incentive plus Long-Term Incentive.

Variable Annual Compensation	Compensation that varies from year to year (or performance cycle to performance cycle) based on level of achievement (performance).

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